CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 48 to the Registration Statement (Form N-1A, No. 2-85229) of Neuberger Berman Income Funds, and to the incorporation by reference of our reports dated December 3, 2004 for Lehman Brothers Municipal Money Fund (one of the series of Neuberger Berman Income Funds) included in the October 31, 2004 Annual Reports to Shareholders of Neuberger Berman Income Funds.



                                         /s/ ERNST & YOUNG LLP


Boston, Massachusetts
December 16, 2005